EXHIBIT 99.1

Heritage Oaks Bancorp Reports Fourth Quarter 2010 Net Income of $517 Thousand

PASO ROBLES, Calif., Feb. 7, 2011 (GLOBE NEWSWIRE) -- Heritage Oaks Bancorp (the "Company"), (Nasdaq:HEOP), the parent company of Heritage Oaks Bank (the "Bank"), today reported net income of $517 thousand for the fourth quarter of 2010, $11.4 million improved over third quarter's net loss of $10.9 million. For the full year 2010, the Company reported a net loss of $17.6 million compared to a net loss of $7.0 million for full year 2009. Net income in the fourth quarter, 2010 was primarily attributable to a decrease of $3.4 million in the valuation allowance for deferred tax assets offset by $5.8 million in provisions for loan losses and $2.8 million in write-downs on foreclosed assets. After incorporating accrued dividends and accretion on preferred stock of $0.5 million, the net income applicable to common shareholders for the fourth quarter of 2010 was $26 thousand. This result compares favorably to the $11.3 million in net losses applicable to common shareholders reported for the third quarter, 2010. Net income per basic and diluted common share was $0.00 in the fourth quarter, 2010 compared to a net loss per basic and diluted common share of $0.45 in third quarter, 2010.

"During the fourth quarter, we continued to make progress in working through our problem assets and aggressively providing for loan losses.  The Company is reporting a pre-tax pre-provision profit of $143 thousand and, excluding the impact of foreclosed asset write-downs of $2.8 million, the Company's core pre-tax, pre-provision earnings is $3.0 million," said Mr. Ward, Chief Executive Officer for the Company. Mr. Ward also commented "the Company finalized its 2010 tax position and confirmed the amount of tax deductions during the current year which would be subject to IRC Section 382 loss limitations. A by-product of this process was the reversal of a portion of the deferred tax asset valuation allowance established during the third quarter of 2010."  Mr. Ward further noted, "Net interest margin continues to remain strong increasing 2bps to 4.58% as additional steps were taken to lower the cost of our core funding base.  Importantly, both loan and customer deposit balances increased $3.4 million and $2.6 million respectively during the fourth quarter, as we continue to attract core relationships and originate loans to credit-worthy borrowers." Mr. Ward concluded by saying, "We look forward to continued profitability in 2011 where our focus will be on: continuing to bring resolution to legacy problem loans; driving improvements in operating efficiency; building out our retail mortgage and S.B.A. businesses and increasing market penetration to bring additional core business relationships to the Bank."

Fourth Quarter Financial Highlights:

  LOANS – for the first time in 2010, the gross loan portfolio reversed its decline and increased $3.4 million to $677.3 million during the fourth quarter 2010, outstripping principal repayments, charge-offs, transfers to OREO and the continued tight credit originations environment.  On a year over year basis, total gross loans declined $51.4 million or 7.1% as commercial loan originations slowed, repayments occurred and loans were charged off. In 2010 Heritage Oaks Bank originated a record $165.7 million in consumer mortgages which it sold to investors. Consumer mortgage growth remains an opportunity for Heritage Oaks Bank and we plan to see this business continue to grow in 2011.

  DEPOSITS – total deposits increased $2.6 million to $798.2 million in the fourth quarter. On a full year basis, non-brokered deposits increased $33.9 million or 4.4% over year-end 2009.  Our loan to deposit ratio at the end of 2010 was 84.6% compared to 94.0% at the end of 2009.

  NET INTEREST INCOME – was $10.8 million in the fourth quarter, 2010. Year over year, total net interest income was $42.7 million, $3.2 million or 8.2% above 2009.  For 2010, total revenues, including net interest income and non-interest revenues, totaled $52.2 million, $6.5 million or 14.2% higher than reported for 2009. Our net interest margin remains strong and increased 2 bps to 4.58% in fourth quarter, 2010. The fourth quarter increase in net interest income was largely a result of deposit pricing adjustments, which occurred in the later part of the quarter, and will help to stabilize and maintain net interest income as we head into the first quarter of 2011.

  ALLOWANCE FOR LOAN LOSSES – was strengthened to $24.9 million, representing 3.68% of total gross loans and a $3.4 million increase over the prior quarter end.  The Company provided $5.8 million for loan losses during the fourth quarter while charging-off $3.5 million during the quarter and recovering $1.1 million.  Loans were substantially marked down during 2010 which now provides the Bank with multiple alternatives with regard to resolution of these credits (i.e. sale, restructuring, etc.). We expect that the need to provide for problem credits will decline in 2011.

  NON-PERFORMING ASSETS – were $39.5 million at December 31, 2010, an increase of $3.6 million as compared to September 30, 2010 and an increase of $0.2 million from that reported at December 31, 2009. The ratio of non-performing assets to total assets improved to 3.34% in fourth quarter versus 4.05% at December 31, 2009. The ratio of allowance for loan losses to non-performing loans is 76.0% at December 31, 2010, up from 37.5% at December 31, 2009.

  DEFERRED TAX ASSETS – during the fourth quarter, the Company recorded a reversal of valuation allowance of $3.4 million for its deferred tax assets leaving a remaining $7.1 million valuation allowance at December 31, 2010. This reversal was recorded because taxable deductions subject to IRC Section 382 limitations were less at year-end than was anticipated at September 30, 2010 when the valuation allowance was first established.

Capital Position

As of December 31, 2010, Heritage Oaks Bancorp maintained its strong capital position and remained "well capitalized".  Tier 1 Capital and Total Risk-Based Capital totaled $105.3 million and $114.7 million, respectively. The Tier 1 Leverage Ratio was 10.83%, Tier 1 Risk-Based Capital Ratio was 13.94%, and Total Risk-Based Capital Ratio was 15.21% at December 31, 2010.

Heritage Oaks Bank reported a Tier 1 Leverage Ratio of 10.52% and Total Risk-Based Capital Ratio of 14.75% at December 31, 2010.  Both these ratios exceed the minimum Tier 1 Leverage Ratio of 10.0% and Total Risk Based Capital Ratio of 11.5% set forth by the FDIC and DFI Consent Order dated March 4, 2010.

Liquidity

The liquidity ratio (total cash and equivalents plus unpledged marketable securities divided by the sum of total deposits and short-term liabilities less pledged securities) remains very strong at 30.5% compared to 31.9% at September 30, 2010.  At year-end the Bank had remaining borrowing capacity with the Federal Home Loan Bank ("FHLB") of approximately $96.7 million and had the ability to purchase Fed Funds under a correspondent bank line of credit in the aggregate amount of $15.0 million.  The Bank has also established a collateralized borrowing facility with the Federal Reserve Bank ("FRB") which had approximately $12.1 million in availability as of December 31, 2010.  Additionally, $215.1 million of the Company's $225.0 million investment portfolio was unpledged and available as on-balance sheet liquidity as of year-end 2010.

Balance Sheet

Total assets as of December 31, 2010 were $982.6 million or $7.9 million less than reported at September 30, 2010. A decrease in FHLB borrowings and liquidation and write-downs of OREO properties during the fourth quarter were primary drivers behind the linked quarter decline in total assets.  Year over year, total assets increased $37.4 million.

The securities portfolio increased $22.8 million or 11.2% over the linked quarter, as the Company continued to invest a portion of its overnight liquidity in a mix of higher yielding investments.  Year-over-year, the investments portfolio increased $103.8 million or 85.6%. The Company continues to invest in high credit quality mortgage backed securities, collateralized mortgage obligations, municipal bonds and other government guaranteed securities of both shorter and longer durations.

Total gross loans were $677.3 million at December 31, 2010, an increase of $3.4 million on a linked quarter basis and the first time in 2010 that the portfolio reversed trend and increased quarter to quarter. Year over year, the gross loan portfolio declined $51.4 million or 7.1% from that reported at December 31, 2009. The linked quarter increase in the loan portfolio can be attributed to the funding of several new credits within the commercial and industrial loan segment.

The year over year decline in the loan portfolio can also be attributed in large part to the work-through of problem credits. Principal pay-downs, transfers to foreclosed collateral, and charge-offs of problem credits totaled approximately $55.9 million, which more than accounted for the net annual decline of the loan portfolio. Of this $55.9 million reduction related to problem credits, $20.1 million are attributable to the construction and land segments. This reduced the Bank's exposure to non-performing construction and land loans to $6.4 million at 2010 year end, which represents a $7.6 million or 54% year over year decline of these asset classes.

Total deposits as of December 31, 2010 were $798.2 million, $2.6 million higher on a linked quarter basis. For 2010 total deposits grew $22.7 million as compared to that reported at December 31, 2009. Linked quarter and year over year deposit growth came primarily from the acquisition of lower cost, core deposit balances. The Company has been actively pursuing core relationships and is successful in retaining those already with us.

Total core deposits (non-interest bearing DDA, NOW, savings, money market, and CD's less than $100,000) totaled $680.3 million as of December 31, 2010, an increase of $3.9 million compared to September 30, 2010 and an increase of $28.4 million or 4.4%, as compared to December 31, 2009. At year-end 2010, core deposits comprised 85.2% of total deposit balances.

FHLB borrowings totaled $45.0 million as of December 31, 2010, down $10.0 million from the prior quarter and down $20.0 million from that reported at December 31, 2009. The cost of borrowings from the FHLB averaged 0.17% for the fourth quarter, representing a decline of 56 basis points from prior quarter and a decline of 42 basis points from that reported for the fourth quarter of 2009. For all of 2010 the cost of FHLB borrowings was 0.54%, a decline of 22 basis points from that reported for 2009. In recent months the Company chose to lengthen out its FHLB borrowings to protect against possible interest rate increases and fixed $15 million of the $45.0 million in total borrowings between 1 and 5 years and will continue to do so in 2011.

Net Interest Margin

The net interest margin was 4.58% for the fourth quarter 2010, as compared to 4.56% for the linked quarter.  The net interest margin increased 2 bps in the fourth quarter due in large part to a decline in the overall cost of funding. For all of 2010 the net interest margin was 4.57%, as compared to 4.76% reported for the full year 2009.  The decline in the margin for all of 2010 was driven by a decline in the loan portfolio and decrease in earning asset yields as reinvestment of loan pay-downs into lower yielding investment securities occurred.

Interest reversals and forgone interest related to non-accruing loans also depressed the overall yield of the loan portfolio and, ultimately, the net interest margin. Total forgone interest, the amount of interest reversed from earnings when a loan is placed on non-accrual, and the amount of interest income lost prospectively after a loan is placed on non-accrual, totaled approximately $0.7 million and $3.0 million for the three and twelve months ended December 31, 2010, respectively. Total forgone interest impacted the net interest margin by approximately 27 basis points and 32 basis points for the fourth quarter and all of 2010, respectively.

The Company will continue to focus on maintaining net interest margin by further reducing cost of funds through pricing, growing low cost core deposits as new relationships are acquired and existing ones are deepened, rolling maturing higher rate CDs into lower rate ones and originating new credit.

Non-Interest Income

Non-interest income totaled $1.8 million in fourth quarter, 2010, $0.7 million less as compared to the third quarter of 2010. The primary driver behind the linked-quarter decline was the non-repeat of $0.8 million of security gains recognized in the third quarter.

For all of 2010, non-interest income was $9.5 million, an increase of $3.3 million over 2009. The primary drivers behind the increase in 2010 were: a $1.7 million gain the Company recognized on the extinguishment of junior subordinated debentures associated with Heritage Oaks Capital Trust III; an $0.8 million increase in mortgage origination fee income; a $0.5 million increase in gains recognized on the sale of investments; and a $0.3 million increase in ATM/debit card fee income. These increases were partially offset by a $0.5 million decline in service charge fee income.

While the Company sustained a $0.1 million loss in fourth quarter due to OTTI on certain whole loan CMOs within the investment portfolio, this charge was flat to prior quarter. For the full year 2010, OTTI represented a charge of $0.2 million versus a charge of $0.4 million in 2009. The total fair market value of CMO securities subject to OTTI at the end of 2010 was $4.7 million.

Non-Interest Expense

Non-interest expense in fourth quarter, 2010 was $12.5 million; $2.6 million above third quarter. The primary driver for the increase was a $2.2 million increase in OREO write-downs and another $0.2 million in related legal and maintenance cost on such properties.  The OREO write-downs in the fourth quarter were attributed to commercial real estate and land properties.  Exclusive of these charges, non-interest expenses were $0.2 million higher quarter-to-quarter.

For full year 2010, non-interest expense totaled $40.0 million, $5.5 million higher than 2009 due to a $2.5 million increase in salaries and benefit cost as the Company added to its management team and special assets department and a $2.2 million increase in OREO write-downs versus prior year. New initiatives are underway to reduce costs and improve efficiency.

Provision for Income Taxes

During the fourth quarter of 2010 the Company recorded a $6.2 million income tax benefit, $3.4 million of which was related to the corresponding reduction of deferred tax asset valuation allowance and $2.8 million of which was the tax benefit related to the $5.7 million fourth quarter pre-tax loss. As previously discussed the reduction of deferred tax asset valuation allowance was driven by the change in third quarter projected versus fourth quarter actual impacts of IRC Section 382 loss limitations on 2010 tax return deductions.

The Company will continue to analyze its deferred tax assets, including those for which a valuation allowance has been established, quarterly, for changes affecting the ability to realize those assets and, as such, the valuation allowance may be adjusted in future periods.  The Company will analyze changes in near-term market conditions and consider both positive and negative evidence as well as other factors which may impact future operating results in making any decision to adjust the valuation allowance in future periods.

Asset Quality

Loans thirty to eighty-nine days past due at December 31, 2010 were $1.6 million and represent 0.24% of gross loans outstanding. The Company had no loans past due more than 90 days and still accruing at December 31, 2010. Past due balances have moderated over 2010 as compared to levels reported during 2009 and have stabilized within a range of the highest quarter end balance of $2.4 million or 0.33% of gross loans reported at March 31, 2010 to the lowest point of $0.8 million or 0.12% of gross loans reported at September 30, 2010. These levels compare favorably to 2009 when the highest quarter-end level reached $6.4 million or 0.88% of gross loans. Management has worked diligently during 2010 to quickly address problem credits and has maintained a conservative stance in addressing past due credits through transfer to non-accrual status.

Total classified loans increased by $15.3 million during the fourth quarter of 2010 primarily due to the transfer of a single $14.6 million lending relationship to classified status, as opposed to a broader deterioration in the overall loan portfolio. The Company downgraded this single performing relationship which is current, remains on accrual status and is collateralized with an estimated 87.0% loan to value based on the most recent estimated value of collateral. The downgrade was related to the deterioration and substandard classification of an affiliate entity (not included in the earlier referenced $14.6 million relationship) to this otherwise performing credit. Until a resolution is brought about with the affiliate entity to the Bank's satisfaction, a downgrade of the larger relationship was prudent.

Non-performing loans totaled $32.8 million as of December 31, 2010, an increase of $6.0 million from September 30, 2010. During 2010 the Company continued to tighten credit standards and intensified efforts to identify and resolve problem credits, one byproduct of which was accelerating the transfer of loans to non-accrual status. This is evidenced by the fact that over 50% of loans on non-accrual status at December 31, 2010 had made a payment within the last 30 days and over 79% of such loans had made a payment within the last 90 days. The quarterly increase in non-accrual loans is primarily attributable to the transfer of several commercial real estate and construction and land loans to non-accrual status. As previously noted, the Bank has significantly increased its allowance coverage of non-performing loans over 2010, ending the year with a ratio of allowance for loan losses to non-performing loans of 76.0% which compares very favorably to the 37.5% reported one year earlier.

Approximately $28.3 million or 86.1% of the $32.9 million of loans on non-accrual status as of December 31, 2010 were secured by real estate. Of these loans secured by real estate, the average loan outstanding to recent estimated collateral value stood at 77.4%, indicating that the Company remains well collateralized with regard to these non-performing loans.

The following table reconciles the linked-quarter changes in the balance of non-accruing loans:

	Balance	Additions to		Transfers			Balance
	September 30,	Non-Accruing	Net	to Foreclosed	Returns to		December 31,
(dollars in thousands)	2010	Balances	Paydowns	Collateral	Accrual	Charge-offs	2010
Real Estate Secured
Multi-family residential	$ --	$ --	$ --	$ --	$ --	$ --	$ --
Residential 1 to 4 family	748	107	47	--	--	(154)	748
Home equity line of credit	320	709	(2)	--	--	(8)	1,019
Commercial	13,245	7,175	(342)	(713)	(212)	(1,401)	17,752
Farmland	2,712	--	(86)	--	--	--	2,626
Commercial
Commercial and industrial	3,694	1,882	(516)	(238)	--	(901)	3,921
Agriculture	731	--	(251)	--	--	(234)	246
Other	--	--	--	--	--	--	--
Construction
Single family residential	89	1,310	--	--	--	(88)	1,311
Single family residential - Spec.	1,250	--	--	--	--	--	1,250
Tract	--	--	--	--	--	--	--
Multi-family	479	--	--	--	--	--	479
Hospitality	--	--	--	--	--	--	--
Commercial	980	1,100	(1,919)	--	--	(161)	--
Land	2,244	1,738	(125)	--	--	(486)	3,371
Installment loans to individuals	284	10	(87)	--	--	(111)	96
All other loans	--	--	--	--	--	--	--
	.
Totals	$ 26,776	$ 14,031	$ (3,281)	$ (951)	$ (212)	$ (3,544)	$ 32,819

Net charge-offs for fourth quarter 2010 totaled $2.5 million or 0.36% of average loans, or 1.43% on an annualized basis, representing a $2.5 million or 50.4% decline and $10.1 million or 80.3% decline for the third and second quarter of 2010, respectively. For the year ended 2010, net charge-offs totaled $21.0 million or 2.96% of average loans.

During the fourth quarter of 2010 the Company decreased its OREO balances by $2.4 million or 26.2% through both property sales and by writing down the values of remaining properties. The Company was also able to reduce its most problematic inventories of land and construction OREO by $1.5 million or 41% as compared to September 30, 2010 balances, thereby reducing its exposure to future write-downs.

The following table reconciles the linked-quarter changes in the balance of OREO:

	Balance				Balance
	September 30,				December 31,
(dollars in thousands)	2010	Additions	Sales	Writedowns	2010
Real Estate Secured
Multi-family residential	$ --	$ --	$ --	$ --	$ --
Residential 1 to 4 family	232	--	--	(72)	160
Home equity line of credit	--	--	--	--	--
Commercial	5,205	713	(303)	(1,734)	3,881
Farmland	--	--	--	--	--
Commercial
Commercial and industrial	50	488	--	(2)	536
Agriculture	--	--	--	--	--
Other	--	--	--	--	--
Construction
Single family residential	--	--	--	--	--
Single family residential - Spec.	497	--	--	(22)	475
Tract	294	--	--	(43)	251
Multi-family	--	--	--	--	--
Hospitality	--	--	--	--	--
Commercial	--	--	--	--	--
Land	2,753	--	(464)	(924)	1,365
Installment loans to individuals	--	--	--	--	--
All other loans	--	--	--	--	--

Totals	$ 9,031	$ 1,201	$ (767)	$ (2,797)	$ 6,668

About the Company

Heritage Oaks Bancorp is the holding company for Heritage Oaks Bank which operates as Heritage Oaks Bank and Business First, a division of Heritage Oaks Bank. Heritage Oaks Bank has its headquarters and a branch in Paso Robles, two branches in San Luis Obispo, single branch in Cambria, Arroyo Grande, Atascadero, Templeton, San Miguel and Morro Bay and three branches in Santa Maria. Heritage Oaks Bank conducts commercial banking business in San Luis Obispo County and Northern Santa Barbara County. The Business First division has two branches in Santa Barbara. Visit Heritage Oaks Bancorp on the Web at www.heritageoaksbancorp.com.

The Heritage Oaks Bancorp logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=7045

Statements concerning future performance, developments or events, expectations for growth, income forecasts, sales activity for collateral, credit quality and any other guidance on future periods, constitute forward-looking statements that are subject to a number of risks and uncertainties. Actual results may differ materially from stated expectations. Specific factors include, but are not limited to the ongoing financial crisis in the United States and the markets in which the Company operates, and the response of the federal and state government and our regulators thereto, the effects on our operations of the enforcement actions we are subject to, continued growth, the Bank's beliefs as to the adequacy of its existing and anticipated allowances for loan losses, beliefs and expectations regarding actions that may be taken by regulatory authorities having oversight of the Bank's operations, interest rates and financial policies of the United States government, continued weakness in the real estate markets within which we operate and general economic conditions. Additional information on these and other factors that could affect financial results are included in Heritage Oaks Bancorp's Securities and Exchange Commission filings. If any of these risks or uncertainties materialize or if any of the assumptions underlying such forward-looking statements proves to be incorrect, Heritage Oaks Bancorp's results could differ materially from those expressed in, implied or projected by such forward-looking statements. Heritage Oaks Bancorp assumes no obligation to update such forward-looking statements.

Heritage Oaks Bancorp
Consolidated Balance Sheets

	(unaudited)	(unaudited)	(audited)	Percentage Change Vs.
(dollar amounts in thousands)	12/31/2010	9/30/2010	12/31/2009	9/30/2010	12/31/2009
Assets
Cash and due from banks	$ 15,187	$ 16,681	$ 19,342	-9.0%	-21.5%
Interest bearing due from banks	4,264	34,936	17,046	-87.8%	-75.0%
Federal funds sold	3,500	5,500	4,350	-36.4%	-19.5%
Total cash and cash equivalents	22,951	57,117	40,738	-59.8%	-43.7%

Interest bearing deposits with other banks	119	119	119	0.0%	0.0%
Securities available for sale	224,966	202,218	121,180	11.2%	85.6%
Federal Home Loan Bank stock, at cost	5,180	5,395	5,828	-4.0%	-11.1%
Loans held for sale	11,008	12,374	9,487	-11.0%	16.0%
Gross loans	677,303	673,882	728,679	0.5%	-7.1%
Net deferred loan fees	(1,613)	(1,605)	(1,825)	0.5%	-11.6%
Allowance for loan losses	(24,940)	(21,571)	(14,372)	15.6%	73.5%
Net loans	650,750	650,706	712,482	0.0%	-8.7%
Property, premises and equipment	6,376	6,216	6,779	2.6%	-5.9%
Deferred tax assets	21,163	11,420	10,553	85.3%	100.5%
Bank owned life insurance	13,843	12,937	12,549	7.0%	10.3%
Goodwill	11,049	11,049	11,049	0.0%	0.0%
Core deposit intangible	2,127	2,256	2,642	-5.7%	-19.5%
Other real estate owned	6,668	9,031	946	-26.2%	604.9%
Other assets	6,412	9,708	10,825	-34.0%	-40.8%
Total assets	$ 982,612	$ 990,546	$ 945,177	-0.8%	4.0%

Liabilities
Deposits
Non interest bearing demand	$ 182,658	$ 176,419	$ 174,635	3.5%	4.6%
Savings, NOW, and money market	384,202	384,080	365,602	0.0%	5.1%
Time deposits of $100K or more	117,842	118,443	117,420	-0.5%	0.4%
Time deposits under $100K	113,504	116,682	117,808	-2.7%	-3.7%
Total deposits	798,206	795,624	775,465	0.3%	2.9%
Short term FHLB borrowing	38,500	55,000	65,000	-30.0%	-40.8%
Long term FHLB borrowing	6,500	--	--	100.0%	100.0%
Junior subordinated debentures	8,248	8,248	13,403	0.0%	-38.5%
Other liabilities	9,902	9,124	7,558	8.5%	31.0%
Total liabilities	861,356	867,996	861,426	-0.8%	0.0%

Stockholders' equity
Preferred stock, 5,000,000 shares authorized:
Series A senior preferred stock; $1,000 per share stated value issued and outstanding: 21,000 shares	19,792	19,701	19,431	0.5%	1.9%
Series C preferred stock, $3.25 per share stated value; issued and outstanding: 1,189,538 shares	3,604	3,604	--	0.0%	N/M
Common stock, no par value; authorized: 100,000,000 shares;
issued and outstanding: 25,082,344, 25,082,344, and 7,771,952 as of December 31, 2010; September 30, 2010, and December 31, 2009, respectively	101,140	101,140	48,747	0.0%	107.5%
Additional paid in capital	7,002	6,880	3,242	1.8%	116.0%
Retained (deficit) / earnings	(9,161)	(9,187)	13,407	0.3%	-168.3%
Accumulated other comprehensive (loss) / income	(1,121)	412	(1,076)	-372.1%	-4.2%
Total stockholders' equity	121,256	122,550	83,751	-1.1%	44.8%
Total liabilities and stockholders' equity	$ 982,612	$ 990,546	$ 945,177	-0.8%	4.0%
Book value per common share	$ 3.85	$ 3.91	$ 8.07	-1.4%	-52.3%

Heritage Oaks Bancorp
Consolidated Statements of Income

	(unaudited)	(unaudited)	(unaudited)
	For the Three Months Ended			Percentage Change Vs.
(dollar amounts in thousands except per share data)	12/31/2010	9/30/2010	12/31/2009	9/30/2010	12/31/2009
Interest Income
Interest and fees on loans	$ 10,652	$ 10,908	$ 12,264	-2.3%	-13.1%
Interest on investment securities
Mortgage backed securities	1,314	1,442	979	-8.9%	34.2%
Obligations of state and political subdivisions	436	329	255	32.5%	71.0%
Interest on due from banks and federal funds sold	20	21	32	-4.8%	-37.5%
Interest on other securities	40	6	4	566.7%	900.0%
Total interest income	12,462	12,706	13,534	-1.9%	-7.9%
Interest Expense
Interest on savings, NOW and money market deposits	649	705	1,175	-7.9%	-44.8%
Interest on time deposits in denominations of $100K or more	481	502	635	-4.2%	-24.3%
Interest on time deposits under $100K	449	494	661	-9.1%	-32.1%
Other borrowings	66	163	227	-59.5%	-70.9%
Total interest expense	1,645	1,864	2,698	-11.7%	-39.0%
Net interest income before provision for loan losses	10,817	10,842	10,836	-0.2%	-0.2%
Provision for loan losses	5,831	4,400	9,500	32.5%	-38.6%
Net interest income after provision for loan losses	4,986	6,442	1,336	-22.6%	273.2%
Non Interest Income
Service charges on deposit accounts	609	581	751	4.8%	-18.9%
ATM/Debit and credit card transaction/interchange fees	334	333	253	0.3%	32.0%
Bancard	61	53	41	15.1%	48.8%
Mortgage origination fees	587	631	343	-7.0%	71.1%
Earnings on bank owned life insurance	148	143	134	3.5%	10.4%
Other commissions and fees	122	93	101	31.2%	20.8%
Other than temporary impairment losses on investment securities:
Total impairment loss on investment securities	(564)	(650)	(1,956)	-13.2%	-71.2%
Non credit related losses recognized in other comprehensive income	463	544	1,584	-14.9%	-70.8%
Net impairment losses on investment securities	(101)	(106)	(372)	-4.7%	-72.8%
Gain on sale of investment securities	74	807	--	-90.8%	N/M
Gain/(loss) on sale of OREO property	(10)	(28)	51	-64.3%	-119.6%
(Loss)/gain on sale of SBA loans	(36)	--	143	N/M	-125.2%
Total non interest income	1,788	2,507	1,445	-28.7%	23.7%
Non Interest Expense
Salaries and employee benefits	4,514	4,799	3,985	-5.9%	13.3%
Occupancy	965	966	951	-0.1%	1.5%
Equipment	522	433	379	20.6%	37.7%
Promotional	165	173	127	-4.6%	29.9%
Data processing	844	497	694	69.8%	21.6%
Stationary and supplies	117	114	117	2.6%	0.0%
Regulatory fees	685	669	453	2.4%	51.2%
Audit and tax advisory costs	143	143	148	0.0%	-3.4%
Amortization of core deposit intangible	128	128	262	0.0%	-51.1%
Director fees	163	132	112	23.5%	45.5%
Telephone / communication	109	99	76	10.1%	43.4%
Loan department expense	443	293	400	51.2%	10.8%
Write-downs of foreclosed assets	2,819	650	47	333.7%	5897.9%
Other	845	778	1,075	8.6%	-21.4%
Total non interest expense	12,462	9,874	8,826	26.2%	41.2%
(Loss) before provision for income taxes	(5,688)	(925)	(6,045)	514.9%	-5.9%
Provision for income taxes	(6,205)	9,978	(2,629)	-162.2%	136.0%
Net income / (loss)	517	(10,903)	(3,416)	-104.7%	-115.1%
Dividends and accretion on preferred stock	491	357	351	37.5%	39.9%
Net income / (loss) applicable to common shareholders	$ 26	$ (11,260)	$ (3,767)	-100.2%	-100.7%

Weighted Average Shares Outstanding
Basic	25,004,697	25,004,479	7,704,060
Diluted	26,247,491	25,004,479	7,704,060
Earnings / (Loss) Per Common Share
Basic	$ 0.00	$ (0.45)	$ (0.48)
Diluted	$ 0.00	$ (0.45)	$ (0.48)

Heritage Oaks Bancorp
Consolidated Statements of Income

	(unaudited)	(audited)	Percentage
	For the Twelve Months Ended		Change Vs.
(dollar amounts in thousands except per share data)	12/31/2010	12/31/2009	12/31/2009
Interest Income
Interest and fees on loans	$ 44,129	$ 45,530	-3.1%
Interest on investment securities
Mortgage backed securities	5,200	3,023	72.0%
Obligations of state and political subdivisions	1,308	896	46.0%
Interest on time deposits with other banks	2	3	-33.3%
Interest on due from banks and federal funds sold	95	70	35.7%
Interest on other securities	60	37	62.2%
Total interest income	50,794	49,559	2.5%
Interest Expense
Interest on savings, NOW and money market deposits	3,238	3,815	-15.1%
Interest on time deposits in denominations of $100K or more	2,077	2,505	-17.1%
Interest on time deposits under $100K	2,133	2,564	-16.8%
Other borrowings	599	1,165	-48.6%
Total interest expense	8,047	10,049	-19.9%
Net interest income before provision for loan losses	42,747	39,510	8.2%
Provision for loan losses	31,531	24,066	31.0%
Net interest income after provision for loan losses	11,216	15,444	-27.4%
Non Interest Income
Service charges on deposit accounts	2,428	2,965	-18.1%
ATM/Debit Card transaction/interchange fees	1,249	976	28.0%
Bancard	198	180	10.0%
Mortgage origination fees	2,020	1,253	61.2%
Earnings on bank owned life insurance	585	504	16.1%
Other commissions and fees	435	426	2.1%
Other than temporary impairment losses on investment securities:
Total impairment loss on investment securities	(1,214)	(1,956)	-37.9%
Non credit related losses recognized in other comprehensive income	1,007	1,584	-36.4%
Net impairment losses on investment securities	(207)	(372)	-44.4%
Gain on sale of investment securities	783	333	135.1%
Gain/(loss) on sale of OREO property	24	(280)	-108.6%
Gain on sale of SBA loans	222	213	4.2%
Gain on extinguishment of debt	1,700	--	N/M
Gain on sale of FF&E	59	--	N/M
Total non interest income	9,496	6,198	53.2%
Non Interest Expense
Salaries and employee benefits	18,042	15,502	16.4%
Occupancy	3,805	3,472	9.6%
Equipment	1,653	1,445	14.4%
Promotional	690	644	7.1%
Data processing	2,676	2,743	-2.4%
Stationary and supplies	460	431	6.7%
Regulatory fees	2,657	1,984	33.9%
Audit and tax advisory costs	571	625	-8.6%
Amortization of core deposit intangible	514	1,049	-51.0%
Director fees	551	355	55.2%
Telephone / communication	369	275	34.2%
Loan department costs	1,251	1,289	-2.9%
Write-downs of foreclosed assets	3,686	1,514	143.5%
Other	3,107	3,188	-2.5%
Total non interest expenses	40,032	34,516	16.0%
Loss before provision for income taxes	(19,320)	(12,874)	50.1%
Provision for income taxes	(1,760)	(5,825)	-69.8%
Net loss	(17,560)	(7,049)	149.1%
Dividends and accretion on preferred stock	5,009	964	419.6%
Net loss available to common shareholders	$ (22,569)	$ (8,013)	181.7%

Weighted Average Shares Outstanding
Basic	17,312,306	7,697,234
Diluted	17,312,306	7,697,234
(Loss) / Earnings Per Common Share
Basic	$ (1.30)	$ (1.04)
Diluted	$ (1.30)	$ (1.04)

AVERAGE BALANCES AND RATES	Three Months Ended
	12/31/2010		9/30/2010		12/31/2009
(dollars in thousands)	Balance	Yield/Rate	Balance	Yield/Rate	Balance	Yield/Rate
Interest Earning Assets
Investments with other banks	$ 119	1.09%	$ 119	1.41%	$ 119	1.55%
Interest bearing due from banks	30,955	0.23%	32,708	0.24%	52,457	0.23%
Federal funds sold	5,435	0.15%	5,500	0.07%	4,511	0.09%
Investment securities - taxable	183,745	3.09%	178,833	3.29%	89,699	4.35%
Investment securities - non taxable	32,561	4.36%	28,080	4.15%	23,042	4.39%
Loans	684,569	6.17%	697,053	6.21%	723,959	6.72%
Total earning assets	$ 937,384	5.27%	$ 942,293	5.35%	$ 893,787	6.01%
Allowance for loan losses	(21,696)		(21,814)		(16,596)
Other assets	81,168		88,315		72,665
Total assets	$ 996,856		$1,008,794		$ 949,856

Interest Bearing Liabilities
Interest bearing demand	$ 64,846	0.23%	$ 66,885	0.27%	$ 72,967	1.10%
Savings	27,978	0.26%	27,701	0.16%	27,087	0.32%
Money market	293,028	0.80%	287,389	0.90%	252,117	1.50%
Time deposits	232,405	1.59%	229,961	1.72%	242,264	2.12%
Total interest bearing deposits	$ 618,257	1.01%	$ 611,936	1.10%	$ 594,435	1.65%
Federal Home Loan Bank borrowings	54,891	0.17%	63,370	0.73%	65,000	0.59%
Federal Reserve Bank borrowings	--	0.00%	--	0.00%	54	0.50%
Junior subordinated debentures	8,248	2.02%	8,248	2.26%	13,403	3.88%
Total borrowed funds	$ 63,139	0.41%	$ 71,618	0.90%	$ 78,457	1.15%
Total interest bearing liabilities	$ 681,396	0.96%	$ 683,554	1.08%	$ 672,893	1.59%
Non interest bearing demand	183,123		180,284		180,270
Total funding	$ 864,519	0.75%	$ 863,838	0.86%	$ 853,163	1.25%
Other liabilities	9,867		10,602		7,914
Total liabilities	$ 874,386		$ 874,440		$ 861,077
Total shareholders' equity	$ 122,470		$ 134,354		$ 88,779
Total liabilities and shareholders' equity	$ 996,856		$1,008,794		$ 949,856

Net interest margin		4.58%		4.56%		4.81%

Interest Rate Spread		4.31%		4.27%		4.42%

AVERAGE BALANCES AND RATES	Twelve Months Ended
	12/31/2010		12/31/2009
(dollars in thousands)	Balance	Yield/Rate	Balance	Yield/Rate
Interest Earning Assets
Investments with other banks	$ 119	1.68%	$ 119	2.52%
Interest bearing due from banks	38,630	0.23%	16,950	0.29%
Federal funds sold	4,414	0.11%	14,555	0.14%
Investment securities - taxable	156,911	3.46%	67,197	4.55%
Investment securities - non taxable	26,664	4.30%	20,589	4.35%
Loans	709,253	6.22%	709,919	6.41%
Total earning assets	$ 935,991	5.43%	$ 829,329	5.98%
Allowance for loan losses	(20,698)		(12,342)
Other assets	79,930		70,641
Total assets	$ 995,223		$ 887,628

Interest Bearing Liabilities
Interest bearing demand	$ 70,935	0.50%	$ 66,652	0.82%
Savings	27,739	0.26%	24,665	0.24%
Money market	281,754	1.00%	222,343	1.44%
Time deposits	232,450	1.81%	220,120	2.30%
Total interest bearing deposits	$ 612,878	1.22%	$ 533,780	1.66%
Federal funds purchased	--	0.00%	188	1.06%
Securities sold under agreement to repurchase	--	0.00%	650	0.15%
Federal Home Loan Bank borrowings	62,041	0.54%	76,953	0.76%
Federal Reserve Bank borrowings	--	0.00%	14	0.49%
Junior subordinated debentures	10,479	2.34%	13,403	4.28%
Other secured borrowing	445	4.94%	--	0.00%
Total borrowed funds	$ 72,965	0.82%	$ 91,208	1.28%
Total interest bearing liabilities	$ 685,843	1.17%	$ 624,988	1.61%
Non interest bearing demand	178,096		167,226
Total funding	$ 863,939	0.93%	$ 792,214	1.27%
Other liabilities	9,419		8,465
Total liabilities	$ 873,358		$ 800,679
Total shareholders' equity	$ 121,865		$ 86,949
Total liabilities and shareholders' equity	$ 995,223		$ 887,628

Net interest margin		4.57%		4.76%

Interest Rate Spread		4.26%		4.37%

Additional Financial Information
(dollar amounts in thousands)				Percentage Change Vs.
Loans	12/31/2010	9/30/2010	12/31/2009	9/30/2010	12/31/2009
Real Estate Secured
Multi-family residential	$ 17,637	$ 20,475	$ 20,631	-13.9%	-14.5%
Residential 1 to 4 family	21,804	23,358	25,483	-6.7%	-14.4%
Home equity lines of credit	30,801	30,627	29,780	0.6%	3.4%
Commercial	348,583	343,753	337,940	1.4%	3.1%
Farmland	15,136	15,364	13,079	-1.5%	15.7%
Commercial
Commercial and industrial	145,811	139,672	157,270	4.4%	-7.3%
Agriculture	15,168	14,746	17,698	2.9%	-14.3%
Other	153	194	238	-21.1%	-35.7%
Construction
Single family residential	11,525	8,972	15,538	28.5%	-25.8%
Single family residential - Spec.	2,391	2,789	3,400	-14.3%	-29.7%
Tract	--	--	2,215	--	-100.0%
Multi-family	2,218	1,870	2,300	18.6%	-3.6%
Hospitality	--	--	14,306	--	-100.0%
Commercial	27,785	32,307	27,128	-14.0%	2.4%
Land	30,685	32,167	52,793	-4.6%	-41.9%
Installment loans to individuals	7,392	7,129	8,327	3.7%	-11.2%
All other loans (including overdrafts)	214	459	553	-53.4%	-61.3%
Total gross loans	$ 677,303	$ 673,882	$ 728,679	0.5%	-7.1%
Deferred loan fees	1,613	1,605	1,825	0.5%	-11.6%
Allowance for loan losses	24,940	21,571	14,372	15.6%	73.5%
Net loans	$ 650,750	$ 650,706	$ 712,482	0.0%	-8.7%
Loans held for sale	$ 11,008	$ 12,374	$ 9,487	-11.0%	16.0%

	For the Quarters Ended			Percentage Change Vs.
Allowance for Loan Losses	12/31/2010	9/30/2010	12/31/2009	9/30/2010	12/31/2009
Balance, beginning of period	$ 21,571	$ 22,134	$ 15,873	-2.5%	35.9%
Provision for loan losses	5,831	4,400	9,500	32.5%	-38.6%
Loans charged-off:
Residential 1 to 4 family	155	316	254	-50.9%	-39.0%
Commercial real estate	1,396	523	298	166.9%	368.5%
Commercial and industrial	901	2,530	4,088	-64.4%	-78.0%
Agriculture	236	44	315	436.4%	-25.1%
Construction	250	21	--	1090.5%	100.0%
Land	356	1,673	6,094	-78.7%	-94.2%
Other	248	26	20	853.8%	1140.0%
Total charge-offs	3,542	5,133	11,069	-31.0%	-68.0%
Recoveries of loans previously charged-off	1,080	170	68	535.3%	1488.2%
Balance, end of period	$ 24,940	$ 21,571	$ 14,372	15.6%	73.5%

Net charge-offs	$ 2,462	$ 4,963	$ 11,001	-50.4%	-77.6%

				Percentage Change Vs.
Non-Performing Assets	12/31/2010	9/30/2010	12/31/2009	9/30/2010	12/31/2009
Loans on non-accrual status:
Residential 1-4 family	$ 748	$ 748	$ 1,147	0.0%	-34.8%
Home equity lines of credit	1,019	320	320	218.4%	218.4%
Commercial real estate	17,752	13,245	11,035	34.0%	60.9%
Farmland	2,626	2,712	--	-3.2%	--
Commercial and industrial	3,921	3,694	8,429	6.1%	-53.5%
Agriculture	246	731	3,172	-66.3%	-92.2%
Construction	3,040	2,798	3,838	8.6%	-20.8%
Land	3,371	2,244	10,182	50.2%	-66.9%
Other	96	284	47	-66.2%	104.3%
Total non-accruing loans	$ 32,819	$ 26,776	$ 38,170	22.6%	-14.0%
Loans more than 90 days delinquent, still accruing	--	52	151	-100.0%	-100.0%
Total non-performing loans	32,819	26,828	38,321	22.3%	-14.4%
Other real estate owned (OREO)	6,668	9,031	946	-26.2%	604.9%
Total non-performing assets	$ 39,487	$ 35,859	$ 39,267	10.1%	0.6%

				Percentage Change Vs.
Deposits	12/31/2010	9/30/2010	12/31/2009	9/30/2010	12/31/2009
Non-interest bearing demand	$ 182,658	$ 176,419	$ 174,635	3.5%	4.6%
Interest-bearing demand	67,938	62,848	77,765	8.1%	-12.6%
Regular savings accounts	29,144	27,630	27,166	5.5%	7.3%
Money market accounts	287,120	292,852	259,671	-2.0%	10.6%
Brokered money market funds	--	750	1,000	-100.0%	-100.0%
Total interest-bearing transaction & savings accounts	384,202	384,080	365,602	0.0%	5.1%
Time deposits	231,246	235,025	224,998	-1.6%	2.8%
Brokered time deposits	100	100	10,230	0.0%	-99.0%
Total deposits	$ 798,206	$ 795,624	$ 775,465	0.3%	2.9%

	Three Months Ended			Twelve Months Ended
PROFITABILITY / PERFORMANCE RATIOS	12/31/2010	9/30/2010	12/31/2009	12/31/2010	12/31/2009
Operating efficiency ratio (1)	98.30%	77.90%	70.84%	77.85%	75.34%
Return on average equity	1.67%	-32.20%	-15.27%	-14.41%	-8.11%
Return on average common equity	0.10%	-40.70%	-22.05%	-26.07%	-12.15%
Return on average tangible equity	1.88%	-44.88%	-18.08%	-16.19%	-6.97%
Return on average tangible common equity	0.12%	-46.35%	-27.70%	-30.86%	-10.00%
Return on average assets	0.21%	-4.29%	-1.43%	-1.76%	-0.79%
Non interest income to average assets	0.71%	0.99%	0.60%	0.95%	0.70%
Non interest expense to average assets	4.96%	3.88%	3.69%	4.02%	3.89%
Net interest income to average assets	4.31%	4.26%	4.53%	4.30%	4.46%
Non interest income to total net revenue	12.42%	18.78%	11.77%	15.38%	13.56%
Yield on interest earning assets	5.27%	5.35%	6.01%	5.43%	5.98%
Cost of interest bearing liabilities	0.96%	1.10%	1.65%	1.22%	1.66%
Cost of funds	0.75%	0.86%	1.25%	0.93%	1.27%
Net interest margin	4.58%	4.56%	4.81%	4.57%	4.76%

ASSET QUALITY RATIOS

Non-performing loans to total gross loans	4.85%	3.98%	5.26%
Allowance for loan losses to non-performing loans	75.99%	80.40%	37.50%
Non-performing loans to total assets	3.34%	2.71%	4.05%
Non-performing loans to primary capital	27.07%	21.89%	45.76%
Non-performing assets to total assets	4.02%	3.62%	4.15%
Allowance for loan losses to total gross loans	3.68%	3.20%	1.97%
Net charge-offs to average loans outstanding	0.36%	0.71%	1.52%	2.96%	2.83%

CAPITAL RATIOS

Company
Leverage ratio	10.83%	11.48%	8.24%
Tier I Risk-Based Capital Ratio	13.94%	15.41%	9.59%
Total Risk-Based Capital Ratio	15.21%	16.68%	10.85%

Bank
Leverage ratio	10.52%	10.95%	7.74%
Tier I Risk-Based Capital Ratio	13.47%	14.64%	8.97%
Total Risk-Based Capital Ratio	14.75%	15.91%	10.23%

(1) The efficiency ratio is defined as total non interest expense as a percent of the combined net interest income plus non interest income, exclusive of gains and losses and OTTI.
CONTACT: Lawrence P. Ward, CEO
         805-369-5200

         Tom Tolda, CFO
         805-369-5107